UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report:  February 28, 2017

(Date of earliest event reported)

Atrion Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32982	63-0821819
(State or other jurisdiction	(Commission File	(I. R. S. Employer
of incorporation or organization)	Number)	Identification No.)

One Allentown Parkway
Allen, Texas	75002
(Address of principal executive offices)	(Zip Code)

(972) 390-9800

(Registrant's telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 28, 2017, Atrion Corporation (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with Wells Fargo Bank, National Association (“Wells Fargo”), as lender. The Credit Agreement provides for a $75.0 million revolving credit facility with an uncommitted feature allowing for the Company to request increases to the revolving credit commitment of up to $50.0 million in the aggregate. The Credit Agreement replaces the Loan and Security Agreement dated November 12, 1999, as amended, by and among the Company, Atrion Medical Products, Inc., Halkey-Roberts Corporation, Quest Medical, Inc., AlaTenn Pipeline Company, Inc., Atrion Leasing Company, Inc., Atrion International, Inc., and SouthTrust Bank, National Association, which was terminated on February 28, 2017.

The Credit Agreement will mature on February 28, 2022. Borrowings under the Credit Agreement will bear interest at a rate per annum equal to an agreed applicable margin plus, at Company's election, a prime rate equivalent equal to the Base Rate, a LIBOR Rate or a LIBOR Market Index Rate. For purposes of the Credit Agreement, Base Rate is defined as the highest of (a) the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1%. LIBOR Market Index Rate means the daily floating LIBOR Rate for an interest period of one month. For borrowings that bear interest at the Base Rate, the applicable margin ranges from 0% to 0.75%. For borrowings that bear interest at the LIBOR Rate and the LIBOR Market Index Rate, the applicable margin ranges from 0.875% to 1.75%. The Credit Agreement also provides for a commitment fee applicable to the unused portion of the revolving credit facility ranging from 0.05% to 0.20%, payable in arrears on the last business day of each calendar quarter.

The payment and performance of the obligations under the Credit Agreement are guaranteed by the Company’s subsidiaries, Atrion Medical Products, Inc., Halkey-Roberts Corporation, Quest Medical, Inc., Atrion Leasing Company, LLC and AlaTenn Pipeline Company, LLC (collectively, the “Subsidiaries”), each of which has executed and delivered a Guaranty Agreement with Wells Fargo, dated as of February 28, 2017 (the “Guaranty Agreement”).

As provided in a Collateral Agreement dated as of February 28, 2017, by and among the Company, the Subsidiaries and Wells Fargo (the “Collateral Agreement”), the obligations under the Credit Agreement are secured by a continuing security interest in the receivables, certain equipment, inventory, supporting obligations, and books and records relating to any of the foregoing of the Company and the Subsidiaries.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including, among other things, a maximum consolidated total leverage ratio, a maximum consolidated senior secured leverage ratio, a minimum consolidated fixed charge coverage ratio, and a minimum consolidated net income as well as limitations on the use of proceeds of revolving credit loans, certain investments and asset dispositions and certain fundamental changes.

The Credit Agreement contains customary events of default, subject to certain exceptions and grace periods.

The foregoing description of the Credit Agreement, the Guaranty Agreement and the Collateral Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of those documents which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

In addition to the Company's ongoing relationship with Wells Fargo under the Credit Agreement, the Company has a commercial banking relationship with Wells Fargo, and Wells Fargo has from time to time provided advisory and other services to the Company for which it has received customary fees.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits

10.1	Credit Agreement dated as of February 28, 2017 by and between Atrion Corporation, as Borrower, and Wells Fargo Bank, National Association, as Lender.

10.2	Guaranty Agreement dated as of February 28, 2017 made by certain Subsidiaries of Atrion Corporation in favor of Wells Fargo Bank, National Association, as lender.

10.3	Collateral Agreement dated as of February 28, 2017 among Atrion Corporation, certain Subsidiaries of Atrion Corporation and Wells Fargo Bank, National Association, as lender.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATRION CORPORATION

Date: March 3, 2017	By:	/s/ Jeffery Strickland
Jeffery Strickland Vice President and Chief Financial Officer, Secretary and Treasurer

Exhibit Index

Exhibit No.	Description of Document

10.1	Credit Agreement dated as of February 28, 2017 by and between Atrion Corporation, as Borrower, and Wells Fargo Bank, National Association, as Lender.

10.2	Guaranty Agreement dated as of February 28, 2017 made by certain Subsidiaries of Atrion Corporation in favor of Wells Fargo Bank, National Association, as lender.

10.3	Collateral Agreement dated as of February 28, 2017 among Atrion Corporation, certain Subsidiaries of Atrion Corporation and Wells Fargo Bank, National Association, as lender.